Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
Acumen Pharmaceuticals, Inc.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share, reserved for future issuance pursuant to the Registrant’s 2021 Equity Incentive Plan	Other(4)	2,904,263(2)	$4.29 (4)	$12,459,288.27	.0001476	$1,839
Equity	Common stock, $0.0001 par value per share, reserved for future issuance pursuant to the Registrant’s 2021 Employee Stock Purchase Plan	Other(5)	579,105 (3)	$4.29 (5)	$2,484,360.45	.0001476	$367
Total Offering Amounts					$14,943,648.72	—	$2,206
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$2,206
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Acumen Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.
(2)Represents (i) 2,895,523 shares of common stock that were added to the shares reserved for future issuance under the 2021 Plan on January 1, 2024, pursuant to an evergreen provision contained in the 2021 Plan and (ii) 8,740 shares of common stock that were added to the shares reserved for future issuance under the 2021 Plan as a result of forfeited options outstanding under the Registrant’s 2013 Amended and Restated Stock Performance Plan (the “Prior Plan”). Pursuant to the evergreen provision contained in the 2021 Plan, the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and continuing through (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the immediately preceding year, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be a lesser number of shares. Further, the 2021 Plan provides that shares subject to outstanding stock options or other stock awards that were granted under the Prior Plan that terminate or expire prior to exercise or settlement, are settled in cash, are forfeited or repurchased because of the failure to vest, or are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price in accordance with the terms of the Prior Plan become available for issuance under the 2021 Plan.
(3)Represents shares of common stock that were added to the shares reserved for future issuance under the 2021 ESPP on January 1, 2024, pursuant to an evergreen provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and continuing through (and including) January 1, 2031, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the immediately preceding year and (b) 800,000 shares, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be less than the amount set forth in clauses (a) and (b).
(4)Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $4.29 per share, which is the average of the high and low selling prices per share of the Registrant’s common stock on March 21, 2024 as reported on the Nasdaq Global Select Market.
(5)Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $4.29, which is the average of the high and low selling prices per share of the Registrant’s common stock on March 21, 2024 as reported on the Nasdaq Global Select Market.